EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2006 relating to the consolidated financial statements and financial statement schedule of The Children’s Place Retail Stores, Inc. and subsidiaries (which report is unqualified and included an explanatory paragraph referring to the Company’s early adoption in 2005 and retrospective application in 2004 and 2003 of FASB Staff Position (FSP) No. 13-1, “Accounting for Rental Costs Incurred during a Construction Period”) and our report dated April 11, 2006 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Children’s Place Retail Stores, Inc., for the fiscal year ended January 28, 2006.

/s/ DELOITTE & TOUCHE LLP DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 21, 2006